AMENDMENT TO PROMISSORY NOTE

This AMENDMENT, dated as of February 18, 2021 (“Amendment”), to that certain 8% Secured Promissory Note, dated March 18, 2019, in the original principal amount of $1,000,000 (the “Note”) of Youngevity International, Inc. (the “Borrower”) held by JOY PIPE USA LP (“Lender”), is entered into by and between the Borrower and Lender. Capitalized terms used herein and not defined shall have the meanings set forth in the Note.

WITNESSETH:

WHEREAS, the Maturity Date of the Note is March 18, 2021;

WHEREAS, the Company and the Holder desire to extend the Maturity Date as set forth below.

 NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Note as follows:

1.
As inducement fee, Borrower shall issue to Lender 200,000 shares of Borrower’s restricted common stock.

2.
The first sentence of Section 1.1 is hereby deleted in its entirety and replaced with the following:

“FOR VALUE RECEIVED, Youngevity International, Inc., a Delaware corporation with a principal place of business at 2400 Boswell Road, Chula Vista, CA 91914 (the “Borrower”), promises to pay to the order of Lender (named above or “Holder”) the Principal Sum with interest at the rate of 16.0% per annum on the Principal Sum.”

3.
Section 1.2(a) is hereby deleted in its entirety and replaced with the following:

“Payments of accrued interest shall be paid in monthly installments commencing after the date hereof.”

4.
The Maturity Date shall mean, and be extended to, May 18, 2022.

5.
The Note, as amended by this Amendment, contains the entire agreement between the parties hereto regarding the subject matter thereof, and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

6.
This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of Florida applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

7.
This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

YOUNGEVITY INTERNATIONAL, INC. By: /s/ Bill Thompson Name: Bill Thompson Title: CFO	JOY PIPE USA LP By: /s/ Thomas Bibb Name: Thomas Bibb Title: Senior Manager